As filed with the Securities and Exchange Commission on September 23, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Delaware	275 W. Lundgren Mill Drive Sisters, Oregon 97759	81-1589788
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

LAIRD SUPERFOOD, INC. 2016 STOCK INCENTIVE PLAN

LAIRD SUPERFOOD, INC. 2018 EQUITY INCENTIVE PLAN

LAIRD SUPERFOOD, INC. 2020 OMNIBUS INCENTIVE PLAN

LAIRD SUPERFOOD, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Valerie Ells

Chief Financial Officer

275 W. Lundgren Mill Drive

Sisters, Oregon 97759

(888) 670-6796

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

David R. Crandall, Esq. Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202 (303) 899-7300	Andrew McCormick, Esq. Laird Superfood, Inc. 275 W. Lundgren Mill Drive Sisters, Oregon 97759 (888) 670-6796

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	881,260(2)	$9.10(3)	$8,019,466(3)	$1,040.93
Common Stock, $0.001 par value per share	1,000,000(4)	$22.00(5)	$22,000,000	$2,855.60
Common Stock, $0.001 par value per share	200,000(6)	$22.00(5)	$4,400,000.00	$571.12
Total	2,081,260		$34,419,466	$4,467.65

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock (“Common Stock”) of Laird Superfood, Inc. (the “Company”) that become issuable under the Laird Superfood, Inc. 2016 Stock Incentive Plan (the “2016 Plan”), the Laird Superfood, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the Laird Superfood, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) and the Laird Superfood, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents 474,282 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2016 Plan and 406,978 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2018 Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2016 Plan and 2018 Plan.

(4)

Consists of shares reserved for future grant under the 2020 Plan. The number of shares of Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each calendar year from January 1, 2021 through January 1, 2030, by that number of shares of Common Stock equal to the lesser of (i) 4% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of Common Stock as is determined by the Company.

(5)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2020 Plan and the 2020 ESPP is based upon the initial public offering price of the Common Stock ($22.00 per share).

(6)

Consists of shares available for issuance under the 2020 ESPP. The number of shares of Common Stock reserved for issuance under the Company’s 2020 ESPP will automatically increase on the first business day of each calendar year beginning with the calendar year following the calendar year in which the 2020 ESPP becomes effective by that number of shares of Common Stock equal to the lesser of (i) 1% of the shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of Common Stock as determined by the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Laird Superfood, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)

the Company’s prospectus dated September  22, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form S-1 originally filed by the Company on August 31, 2020, as amended (File No. 333-248513); and

(b)

the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39537) filed with the Commission on September 18, 2020 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and will be part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that none of the Company’s directors shall be personally liable to the Company or the Company’s shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Company has entered into indemnification agreements with its directors and executive officers. These indemnification agreements may require the Company, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of the Company’s directors or executive officers.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Laird Superfood, Inc., to be effective upon the closing of the initial public offering (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-248513) filed with the Commission on September 10, 2020).

4.2	Form of Amended and Restated Bylaws of Laird Superfood, Inc., to be effective upon the closing of the initial public offering (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-248513) filed with the Commission on September 10, 2020).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Moss Adams LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page).

99.1	Laird Superfood, Inc. 2016 Stock Incentive Plan and form of award agreement thereunder (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-248513) filed with the Commission on August 31, 2020).

99.2	Laird Superfood, Inc. 2018 Equity Incentive Plan, and form of award agreement thereunder (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-248513) filed with the Commission on August 31, 2020).

99.3*	Laird Superfood, Inc. 2020 Omnibus Incentive Plan.

99.4*	Laird Superfood, Inc. 2020 Employee Stock Purchase Plan.

*	Filed herewith.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sisters, in the State of Oregon, on September 23, 2020.

LAIRD SUPERFOOD, INC.

By:	/s/ Paul Hodge Jr. Paul Hodge Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Hodge Jr. and Valerie Ells, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul Hodge Jr.	President, Chief Executive Officer and Director	September 23, 2020
Paul Hodge Jr.	(Principal Executive Officer)

/s/ Valerie Ells	Chief Financial Officer	September 23, 2020
Valerie Ells	(Principal Financial and Accounting Officer)

/s/ Geoffrey Barker	Chairman of the Board and Director	September 23, 2020
Geoffrey Barker

/s/ Laird Hamilton	Chief Innovator and Director	September 23, 2020
Laird Hamilton

/s/ Jim Buechler	Director	September 23, 2020
Jim Buechler

/s/ Maile Clark	Director	September 23, 2020
Maile Clark

Signature	Title	Date

/s/ Gregory Graves	Director	September 23, 2020
Gregory Graves

/s/ Thomas Wetherald	Director	September 23, 2020
Thomas Wetherald